Exhibit 99.1

For more information contact:	Media — Bruce Amundson (253) 924-3047
Analysts — Kathryn McAuley (253) 924-2058
Weyerhaeuser Net Earnings Increase to $790 Million for 2007
•	Includes Gain on Fine Paper Divestiture

•	Housing Market Remains Challenged
FEDERAL WAY, Wash. (Feb. 8, 2008) — Weyerhaeuser Company (NYSE: WY) today reported net earnings of $790 million for 2007, or $3.59 per diluted share, on net sales of $16.3 billion. This compares with net earnings of $453 million for 2006, or $1.84 per diluted share, on net sales of $18.7 billion.
For the fourth quarter 2007, Weyerhaeuser reported a net loss of 63 million, or 30 cents per diluted share, on net sales of $3.9 billion. Last year, Weyerhaeuser reported fourth quarter net earnings of $507 million, or $2.12 per diluted share, on net sales of $4.8 billion.
SIGNIFICANT FOURTH QUARTER 2007 AFTER-TAX ITEMS

	After-Tax Gain	Gain (Charge) per
	(Charge)	diluted share
	($millions)	(cents)
Real Estate impairments	($85)	(40)
Wood Products closures, restructuring and asset impairments	($73)	(35)
True-up deferred taxes on Domtar transaction	($22)	(10)
Sales of operating facilities and New Zealand joint venture	$27	13
Canadian federal tax rate and Mexican tax law changes	$13	6
Corporate restructuring, Packaging closure and Timberlands wind storm casualty loss charges	($13)	(6)
Excluding these items, the company earned $90 million, or 42 cents per diluted share, in the fourth quarter 2007.
SIGNIFICANT FOURTH QUARTER 2006 AFTER-TAX ITEMS

	After-Tax Gain	Gain (Charge) per
	(Charge)	diluted share
	($millions)	(cents)
Canadian softwood lumber duty refund	$227	95
Alder antitrust litigation reserve reversal	$58	24
Sale of composite panels assets in Ireland	$43	18
Asset impairments and closure costs, primarily in Wood Products	($36)	(15)
Real Estate impairments	($13)	(5)
Excluding these items, the company earned $228 million, or 95 cents per diluted share, in the fourth quarter of 2006.
“Two-thousand seven was a challenging year for our industry and another busy one for Weyerhaeuser,” said Steven R. Rogel, chairman and chief executive officer. “We continued implementing international repositioning and growth strategies in timberlands, improved our Containerboard Packaging business operating performance and focused our Cellulose Fibers business on specialty grades of pulp. In addition, we completed our Fine Paper transaction with Domtar, which created meaningful value for our shareholders.
“But the continuing erosion of the U.S. housing market created very unfavorable market conditions for our Timberlands, Wood Products and Real Estate businesses,” Rogel said. “Despite difficult market conditions, which we expect to continue through 2008, Weyerhaeuser remains focused on managing through the downturn and positioning the company to take full advantage of stronger markets once conditions improve.”

SUMMARY OF FOURTH QUARTER FINANCIAL HIGHLIGHTS

Millions (except per share data)	4Q 2007	4Q 2006	Change
	(13 weeks)	(14 weeks)
Net earnings (loss)	($63)	$507	($570)
Earnings (loss) per diluted share	($0.30)	$2.12	($2.42)
Net sales	$3,937	$4,799	($862)
SUMMARY OF ANNUAL FINANCIAL HIGHLIGHTS

Millions (except per share data)	2007	2006	Change
	(52 weeks)	(53 weeks)
Net earnings	$790	453	$337
Earnings per diluted share	$3.59	$1.84	$1.75
Net sales	$16,308	$18,671	($2,363)
2006 sales have been recast to exclude the fine paper business and related assets of the March 2007 Domtar transaction. These results are reported as discontinued operations.
SEGMENT RESULTS FOR FOURTH QUARTER
(Contributions to Pre-Tax Earnings)

Millions	4Q 2007	4Q 2006	Change
	(13 weeks)	(14 weeks)
Timberlands	$152	$167	($15)
Wood Products	($313)	$205	($518)
Cellulose Fibers	$80	$58	$22
Fine Paper	$0	$61	($61)
Containerboard, Packaging and Recycling	$99	$71	$28
Real Estate	$22	$293	($271)
TIMBERLANDS

	4Q 2007	3Q 2007	Change
Contribution to pre-tax earnings (millions)	$152	$165	($13)
4Q 2007 Performance — Excluding the fourth quarter items noted below, fourth quarter contribution to earnings decreased $30 million from the third quarter.
Fourth quarter included the following pre-tax items: a gain of $27 million on the sale of a Washington log export facility; and a charge of $10 million for casualty losses resulting from a severe December wind storm on the West Coast.
In the West, log prices declined significantly in both export and domestic markets and volumes were modestly lower compared with third quarter. Prices were slightly lower in the South. Logging costs increased due to lower fee harvest and higher fuel costs. Fewer fourth quarter sales of non-strategic timberlands also contributed to lower earnings.
1Q 2008 Outlook — Weyerhaeuser expects Timberlands earnings to be lower in the first quarter of 2008 compared with fourth quarter of 2007. The continued weakness in the housing market, particularly in California, and the effect of the December storm are expected to negatively affect Western operations. The company also anticipates fewer sales of non-strategic timberlands in the first quarter.

WOOD PRODUCTS

	4Q 2007	3Q 2007	Change
Contribution to pre-tax earnings (millions)	($313)	($131)	($182)
4Q 2007 Performance — Excluding the pre-tax items noted below, the segment’s net loss from operations increased $109 million from the third quarter.
Fourth quarter 2007 includes charges of $98 million for facility closures, asset impairments and restructuring costs.
Third quarter 2007 includes charges of $25 million for facility closures, asset impairments and restructuring costs.
U.S. single-family housing starts declined 16% in the fourth quarter and continued to negatively affect segment results. Average prices and sales volumes for building products declined.
1Q 2008 Outlook — Weyerhaeuser expects no improvement in market conditions in first quarter 2008, and expects to incur significant losses in the Wood Products segment. The company will continue to balance production to demand, which may result in further production curtailments and mill closures.
CELLULOSE FIBERS

	4Q 2007	3Q 2007	Change
Contribution to pre-tax earnings (millions)	$80	$79	$1
4Q 2007 Performance — Average pulp price realizations increased as a result of continued high demand and the weakening U.S. dollar. Shipment volumes were up slightly and costs for annual maintenance outages declined. These benefits were primarily offset by higher chemical and energy costs.
1Q 2008 Outlook — Weyerhaeuser expects slightly lower earnings for the segment in the first quarter of 2008. The company anticipates market conditions for this segment will remain favorable and prices for both pulp and liquid packaging are expected to increase. However, these benefits are expected to be more than offset by higher costs and lower production associated with annual maintenance outages. In addition, the company expects higher chemical, fiber and energy costs.
CONTAINERBOARD, PACKAGING AND RECYCLING

	4Q 2007	3Q 2007	Change
Contribution to pre-tax earnings (millions)	$99	$104	($5)
4Q 2007 Performance — During the fourth quarter, average packaging and containerboard price realizations increased. Packaging shipments declined seasonally and containerboard production volumes decreased as the company matched its supply with customer demand. Energy costs increased due to seasonally higher consumption and higher prices for natural gas. Wood chip costs continued to increase.
1Q 2008 Outlook — Weyerhaeuser expects first quarter earnings for the segment to be lower than fourth quarter. Packaging shipments are expected to decline as a result of exiting low-margin business and from seasonally lower demand. Packaging and containerboard price realizations are expected to improve. The company expects higher fiber and energy costs in the first quarter.
REAL ESTATE

	4Q 2007	3Q 2007	Change
Contribution to pre-tax earnings (millions)	$22	$60	($38)

4Q 2007 Performance — Excluding the pre-tax items noted below, the segment’s earnings increased $60 million from third quarter.
Fourth quarter 2007 includes charges of $121 million for the impairment of assets and investments.
Third quarter 2007 includes asset impairment charges of $23 million.
Gains from land sales increased $49 million. The segment’s homebuilding operations had seasonally higher closings of 1,244 units, a 9 percent increase over third quarter. Net sales (orders) for the period were 595 units, a decrease of 19 percent from third quarter. The backlog of homes sold, but not closed, was 1,224 units, a decrease of 35 percent compared to third quarter.
1Q 2008 Outlook — Weyerhaeuser expects a loss from this segment due to difficult market conditions for selling new homes, a seasonal reduction in single-family closings, and lower single-family margins. The backlog of homes sold, but not closed, represents approximately three months of single-family sales. Weyerhaeuser does not anticipate any significant land or lot sales in first quarter 2008.
ABOUT WEYERHAEUSER
Weyerhaeuser Company, one of the world’s largest forest products companies, was incorporated in 1900. In 2007, sales were $16.3 billion. It has offices or operations in 13 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities. Additional information about Weyerhaeuser’s businesses, products and practices is available at http://www.weyerhaeuser.com.
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EARNINGS CALL INFORMATION
The company will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on Feb. 8 to discuss fourth quarter results.
To access the conference call from within North America, dial 1-800-218-0530 at least 15 minutes prior to the call. Those calling from outside North America should dial 1-303-275-2170. Replays will be available for one week at 1-800-405-2236 (access code — 11105215#) from within North America and at 1-303-590-3000 (access code — 11105215#) from outside North America.
The call is being webcast through Weyerhaeuser’s Internet site at http://investor.weyerhaeuser.com by clicking on the “Q4 2007 Earnings Conference Call” link.
The webcast is available through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at http://www.fulldisclosure.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected site, StreetEvents (http://www.streetevents.com).
FORWARD LOOKING STATEMENT
This news release contains statements concerning the company’s future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some of these forward-looking statements can be identified by the use of forward-looking terminology such as “expects,” “may,” “will,” “believes,” “should,” “approximately,” anticipates,” “estimates,” and “plans,” and the negative or other variations of those terms or comparable terminology or by discussions of strategy, plans or intentions. In particular, some of these forward-looking statements deal with expectations for first quarter 2008 regarding the company’s markets, earnings and performance of the company’s business segments, price realizations, demand, sales volumes and pricing for the company’s products, continued difficult housing markets, lower timber fee harvest volumes and higher costs in the West, losses from operations in Wood Products as a result of the continued poor market conditions, increases in manufacturing costs in Cellulose Fiber due to annual maintenance outages in certain facilities, decline of packaging shipments, reduced land sales, product mix, increases in prices for OCC and fiber, higher chemical and energy costs, operating postures and related matters. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to:
•	The effect of general economic conditions, including the level of interest rates and housing starts;

•	Market demand for the company’s products, which may be tied to the relative strength of various U.S. business segments;

•	Energy prices;

•	Raw material prices;

•	Chemical prices;

•	Performance of the company’s manufacturing operations including unexpected maintenance requirements;

•	The successful execution of internal performance plans and cost reduction initiatives;

•	The level of competition from domestic and foreign producers;

•	The effect of forestry, land use, environmental and other governmental regulations, and changes in accounting regulations;

•	The effect of weather;

•	The risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;

•	Transportation costs;

•	Legal proceedings;

•	The effect of timing of retirements and changes in the market price of company stock on charges for stock-based compensation; and

•	Performance of pension fund investments and related derivatives.
The company is also a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan, and by changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Euro and the Canadian dollar, and restrictions on international trade or tariffs imposed on imports. These and other factors could cause or contribute to actual results differing materially from such forward-looking statements and, accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will occur, or if any of them occurs, what effect they will have on the company’s results of operations or financial condition. The company expressly declines any obligation to publicly revise any forward-looking statements that have been made to reflect the occurrence of events after the date of this news release.